UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Aytu BioPharma, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AYTU BIOPHARMA, INC.

373 Inverness Parkway, Suite 206

Englewood, Colorado 80112

May 20, 2021

Dear Aytu Stockholder:

The proxy statement of the 2021 Annual Meeting of the Stockholders (the “Proxy Statement”) of Aytu BioPharma, Inc., a Delaware corporation (the “Company”), to be held on May 21, 2021 (the “Meeting”), was filed with the Securities and Exchange Commission on April 19, 2021. Since then, there have been developments regarding the Board of Directors of the Company (the “Board”). This communication describes these recent events and supplements portions of the Proxy Statement as set forth in this supplement to the Proxy Statement.

Recent Developments

On May 17, 2021, the Board accepted the resignations of Beth Hecht and Gerald McLaughlin from the Board, effective as of May 17, 2021.

Impact on Voting at the Meeting

Stockholders do not need to take any action if they have already voted their shares for the Meeting. Any votes cast for Beth Hecht and Gerald McLaughlin will be disregarded and not counted. It is not necessary for you to re-vote your shares if you have already voted or obtain a new proxy card if you have not yet voted. Any stockholder of record who wants to re-vote or change a previously executed proxy may do so by following the instructions set forth in the Proxy Statement.

Thank you for your ongoing support of and continued interest in Aytu BioPharma, Inc.

Sincerely, /s/ Joshua Disbrow Joshua R. Disbrow Chairman and Chief Executive Officer

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